                                                                   EXHIBIT 10.14
                                                                   -------------


                            ASSET PURCHASE AGREEMENT





                                  by and among





                           AMERITEL PAY PHONES, INC.,
                             a Missouri corporation




                                      and


                    CORRECTIONAL COMMUNICATIONS CORPORATION,
                           a California corporation,
                      EDWARD WHITMAN, RICHARD WHITMAN and
                                  JOHN O'KEEFE




                           Dated as of: July 31, 1997

                           ASSET PURCHASE AGREEMENT
                           ------------------------


     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of July 31, 1997, by and among AMERITEL PAY PHONES, INC., a Missouri corporation ("Buyer"), on the one hand, and CORRECTIONAL COMMUNICATIONS CORPORATION, a California corporation ("Seller"), EDWARD WHITMAN, an individual, RICHARD WHITMAN, an individual, and JOHN O'KEEFE, an individual, on the other hand. Edward Whitman, Richard Whitman and John O'Keefe are collectively referred to herein as the "Principals."

                                 RECITALS

     WHEREAS, Seller is engaged primarily in the business of providing inmate pay telephone service, and related and ancillary services or systems, to jails and other inmate or correctional facilities in the United States; and

     WHEREAS, for the consideration and on the terms set forth in this Agreement, Seller desires to sell, and Buyer desires to purchase, the "Company Assets" (as defined below), including, without limitation, those assets, rights, leases and fixtures referred to in Section 3.6 hereof, but specifically excluding the Excluded Assets described in Section 2.1(b) hereof.

     NOW, THEREFORE, for and in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties intending to be legally bound, do hereby agree as follows;

1. DEFINITIONS

   For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

   "Accounts Receivable" means all of Seller's accounts receivable determined in
    -------------------
accordance with GAAP.

   "Actual Bad Debt" means the bad debt realized or reserved (in accordance with
    ---------------
GAAP) attributable to the New Contracts for the Adjustment Period.

   "Adjustment" has the meaning set forth in Section 2.3(a) hereof.
    ----------

   "Adjustment Period" means the six month period commencing on August 1, 1998
    -----------------
through and including January 31, 1999.

   "Assumed Liabilities" has the meaning set forth in Section 2.4 hereof.
    -------------------

  "Assumption Agreement" means the Assumption Agreement by Buyer in favor of
   --------------------
Seller in the form attached hereto as Exhibit J.

  "Bad Debt Reserve" means the (i) actual bad debt reserved (in accordance with
   ----------------
GAAP) attributable to the New Contracts for the period commencing on February 1, 1998 through and including July 31, 1998, annualized for any New Contract with an actual history shorter than such six (6) month period, multiplied by (ii) 1.5.

  "Balance Sheet Date" means January 1, 1997.
   ------------------

  "Billing and Collection Agreement" means any billing and collecting agreement,
   --------------------------------
local exchange company billing agreement or other Contract relating to the provision of billing and collection services to Seller.

  "Breach."  A "Breach" by any Person of a representation, warranty, covenant,
   ------
obligation or other provision of this Agreement, or any instrument delivered pursuant to or in connection with this Agreement, shall be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with in a timely manner, such representation, warranty, covenant, obligation, or other provision by such Person.

  "Buyer's Advisors" has the meaning set forth in Section 5.2(b) hereof.
   ----------------

  "Buyer's Closing Certificate" has the meaning set forth in Section 2.9(b)
   ---------------------------
hereof.

  "Buyer's Closing Documents" has the meaning set forth in Section 4.2(a).
   -------------------------

  "Buyer's Indemnified Persons" has the meaning set forth in Section 10.2
   ---------------------------
hereof.

  "CCC EBITDA" means, for any fiscal period, (i) net income of Buyer
   ----------
attributable to the Company Assets for that period, plus (ii) interest expense
                                                    ----
of Buyer attributable to the Company Assets for that period, plus (iii)
                                                             ----
provision for income taxes of Buyer attributable to the Company Assets for that period, plus (iv) depreciation expense of Buyer attributable to the Company
        ----
Assets for that period, plus (v) amortization expense of Buyer attributable to
                        ----
the Company Assets for that period, minus (vi) gains (or plus losses) on sales
                                    -----
of fixed assets which are part of the Company Assets during that period, minus
                                                                         -----
(vii) extraordinary gains or non-operating income of Buyer attributable to the Company Assets for that period. CCC EBITDA shall be calculated in accordance with GAAP, provided that (a) the lesser of (x) all salaries, fringe benefits and other expenses of Richard Whitman, John O'Keefe and Sam Ismail at the levels currently earned or payable to them by Seller or (y) all salaries, fringe benefits and other expenses of Messrs. Whitman, O'Keefe and Ismail as agreed to in their respective Employment Agreements with Buyer, shall be included as an expense, and (b) general corporate overhead of Buyer shall not be included as an expense except to the extent that such overhead was historically included by Seller in the determination of its net income. Moreover, for purposes of this definition only, Company Assets shall not include Schedule 1.1 Contracts.

  "CLEC Business" means state authorized local competition by independent
   -------------
companies within the local monopoly of a local exchange company.

  "CLEC Management Agreement" has the meaning set forth in Section 2.11 hereof.
   -------------------------

  "Closing" has the meaning set forth in Section 2.8(b) hereof.
   -------

  "Closing Date" means the date of the Closing.
   ------------

  "Company Assets" has the meaning set forth in Section 2.1(a) hereof.
   --------------

  "Consent" means any approval, consent, permit, ratification, entitlement,
   -------
waiver or other authorization (including, without limitation, any Governmental Authorization).

  "Consents Escrow Agreement" has the meaning set forth in Section 2.8(c)
   -------------------------
hereof.

  "Contemplated Transactions" means all of the transactions contemplated by this
   -------------------------
Agreement, including, without limitation: (a) the sale by Seller to Buyer and the purchase (and payment therefor) by Buyer from Seller of the Company Assets;
(b) the execution, delivery and performance of the Non-Competition Agreements, the Employment Agreements, the Escrow Agreements, the Intellectual Property Assignment, the CLEC Management Agreement, the Contracts Management Agreement and the Assumption Agreement; and (c) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement, including, without limitation, their respective obligations under Section 2 hereof.

  "Contract" means any agreement, contract, license, obligation,
   --------
promise or undertaking: (a) under which Seller has acquired any rights, (b) under which Seller has become subject to any obligation or liability, or (c) by which Seller is a party or by which Seller or any of the assets or properties owned or used by it are bound.

  "Contracts Management Agreement" means the Contracts Management Agreement by
   ------------------------------
and between Buyer and Seller in the form attached hereto as Exhibit L.

  "Damages" has the meaning set forth in Section 10.2 hereof.
   -------

  "Dispute Notice" has the meaning set forth in Section 2.3(c) hereof.
   --------------

  "Employee Benefit Plan" means any "employee benefit plans" (as defined in
   ---------------------
ERISA), any plan or policy providing for "fringe benefits" (including, but not limited to, vacation, paid holidays, personal leave, employee discount, educational benefit or similar programs), and any other bonus, incentive, compensation, profit-sharing, stock, severance, retirement, health, life, disability, group insurance, employment fringe benefit or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified), and any trust, escrow, or other agreement related thereto.

  "Employment Agreement" means the Employment Agreements between Buyer and
   --------------------
certain other Persons in the form attached hereto as Exhibit A.

  "Encumbrance" means any charge, claim, community property interest, condition,
   -----------
equitable interest, lien, mortgage, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

  "Environmental Laws" means all Legal Requirements that relate or pertain to
   ------------------
environmental matters, pollution, the environment or public health, safety or welfare, including, without limitation, the Resource Conservation and Recovery Act, as amended (42 U.S.C. 6901 et seq.), the Comprehensive Environmental Response; Compensation and Liability Act, as amended (42 U.S.C. 9601 et seq.), the Federal Clean Water Act, as amended (33 U.S.C. 1251 et seq.), and all other applicable federal, state and local environmental laws, rules, regulations, ordinances and programs relating to environmental matters, pollution, the environment and/or public health, safety or welfare.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended,
   -----
or any successor law, and all regulations and rules issued pursuant to that Act or any successor law.

  "Escrow Agreements" means the Indemnity Escrow Agreement, the V2000 Escrow
   -----------------
Agreement and the Consents Escrow Agreement, collectively.

  "Excluded Assets" has the meaning set forth in Section 2.1(b).
   ---------------

  "Final Adjustment Statement" has the meaning set forth in Section 2.3(c)
   --------------------------
hereof.

  "Financial Statements" has the meaning set forth in Section 3.4 hereof.
   --------------------

  "GAAP" means generally accepted accounting principles, applied on a consistent
   ----
basis in accordance with United States accounting practice.

  "Governmental Authorization" means any approval, consent, license, permit,
   --------------------------
waiver, entitlement, tariff or other written authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

  "Governmental Body" means (a) any nation, federal, state, county, city, town,
   -----------------
village, municipal, district or other properly constituted government; (b) any governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); and (c) any properly constituted and authorized body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature in the United States or elsewhere.

  "Gross Margin" means the aggregate gross billable revenue attributable to the
   ------------
New Contracts during the Adjustment Period, minus the sum of the following costs, charges and expenditures incurred by Buyer and attributable or allocable to the New Contracts during the Adjustment Period: (i) telephone line access charges, (ii) telephone transmission charges, (iii) location commissions, (iv) bad debt (except that for purposes of the Interim Adjustment Statement, the Bad Debt Reserve shall be used in lieu thereof), (v) billing, collection and validation charges at cost, (vi) direct field service charges at cost, (vii) amortization (on a straight line basis over the initial term of the New Contracts) of any signing bonuses and other incentives payable in connection with the New Contracts, and (viii) extraordinary gains or non-operating income of Buyer attributable to the New Contracts.

  "Hazardous Activities" has the meaning set forth in Section 3.17(b) hereof.
   --------------------

  "Hazardous Substances" has the meaning set forth in Section 3.17(b) hereof.
   --------------------

  "Indemnity Escrow Agreement" has the meaning set forth in Section 2.8(a)
   --------------------------
hereof.

  "Indemnity Escrow Fund" has the meaning set forth in Section 2.8(a) hereof.
   ---------------------

  "Independent Accounting Firm" has the meaning set forth in Section 2.3(c)
   ---------------------------
hereof.

  "Installed Line" means any telephone lines and related facilities providing
   --------------
telephone service to Installed Telephones, including those Telephone lines identified by installation, location and telephone number in Schedule 3.6(a)(ii).

  "Installed Telephone" means a Telephone that is in good working order and
   -------------------
operable, is subject to a Pay Telephone Location Agreement, and is installed at the location provided for in its related Pay Telephone Location Agreement.

  "Intellectual Property Assignment" means the Intellectual Property Assignment
   --------------------------------
by and between Seller and Buyer in the form attached hereto as Exhibit C.

  "Intellectual Property Assets" means, collectively, the "Intellectual
   ----------------------------
Property," the "Trademarks" and the "Computer Systems" (as such terms are defined in the Intellectual Property Assignment).

  "Interim Adjustment Statement" has the meaning set forth in Section 2.3(b)
   ----------------------------
hereof.

  "IRC" means the Internal Revenue Code of 1986, as amended, or any successor
   ---
law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

  "IRS" means the United States Internal Revenue Service or any successor
   ---
agency, and, to the extent relevant, the United States Department of the Treasury.

  "Knowledge" means, in the case of Seller, the actual knowledge of Seller's
   ---------
officers, directors and shareholders after due review and inquiry.

  "Legal Requirement" means any federal, state, local, municipal, foreign,
   -----------------
international, multinational or other administrative order, constitution, law, ordinance, ruling, regulation or statute.

  "Long Distance Service Agreements" means any long distance service provider
   --------------------------------
agreement, telecommunications agreement or other Contract relating to the provision of long distance service or other similar services to Seller.

  "Major Transaction" has the meaning set forth in Section 5.5 hereof.
   -----------------

  "New Contracts" means, collectively, (i) the Schedule 1.1 Contracts (other
   -------------
than the Non-Assumed Schedule 1.1 Contracts), and (ii) any contracts and agreements entered into between Buyer and the Persons described on Schedule 1.2 attached hereto after the Closing Date, but on or before December 31, 1997 (or, with respect to any such contract or agreement entered into with Los Angeles County, on or before November 30, 1998), with respect to the provision by Buyer of inmate pay telephone service, and related and ancillary services, to such Person. Notwithstanding the foregoing, no Contract or other agreement shall be deemed to be a New Contract unless such Contract or agreement shall have a term of not less than three (3) years. The calculation of the term of any such Contract or agreement shall be made as of January 31, 1999 and shall include (a) the initial term of such Contract or agreement, and (b) all renewal or extension terms provided for in such

Contract or agreement but only to the extent that such renewal or extension has been exercised or the right to extend the term of such Contract or agreement for such renewal or extension terms is within the sole and absolute discretion of Buyer; provided that if any Legal Requirement applicable to any such Contract or agreement prohibits the initial term of such Contract or agreement from exceeding one (1) year and requires that the other party to such Contract or agreement consent to any renewal or extension of the term of such Contract or agreement, such Contract or agreement shall nevertheless be deemed to have a term of not less than three (3) years for purposes of this paragraph if the term (including any renewal or extension terms) is in fact three (3) years or more (such determination to be made as of the date the third year of the term of such Contract or agreement indefeasibly vests) (and a payment, if applicable, shall be paid as soon as practicable at such later time, but based on the amounts applicable during the Adjustment Period).

  "Non-Assumed Schedule 1.1 Contracts" means all of the Schedule 1.1 Contracts
   ----------------------------------
which Buyer has elected not to assume, all of which Contracts are so indicated on Schedule 1.1.

  "Non-Competition Agreement" means the Non-Competition Agreements by and
   -------------------------
between Buyer, on the one hand, and the Seller and the Principals, on the other hand, in the form attached hereto as Exhibit B.

  "Operator Service Agreement" means any agreement or other Contract relating to
   --------------------------
the provision of operator or other telephone services to Seller.

  "Order" means any award, decision, injunction, judgment, order, ruling,
   -----
subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

  "Ordinary Course of Business."  An action taken by a Person will be deemed to
   ---------------------------
have been taken in the "Ordinary Course of Business" of such Person only if: (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority).

  "Organizational Documents" means (a) the articles or certificate of
   ------------------------
incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter, articles of organization, shareholders agreement, operating agreement or similar document adopted or filed in connection with the creation, formation, or organization of any Person; and (e) any amendment to any of the foregoing.

  "Parts and Supplies Agreement" means any Contract relating to the provision of
   ----------------------------
Telephone parts, inventory or equipment, or other parts, equipment or services to Seller.

  "Pay Telephone Location Agreements" means all written lease agreements,
   ---------------------------------
telephone location agreements, telephone service agreements, license agreements, royalty agreements or other contracts relating to the Installed Telephones, which agreements grant the right to Seller to install and operate the Installed Telephones upon the premises set forth within any such document.

  "Person" means any individual, corporation (including any non-
   ------
profit corporation), general or limited partnership, limited liability company, limited liability partnership, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

  "Proceeding" means any action, arbitration, mediation, audit, hearing,
   ----------
investigation, litigation or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

  "Purchase Price" has the meaning set forth in Section 2.2(a) hereof.
   --------------

  "Real Property" has the meaning set forth in Section 3.22 hereof.
   -------------

  "Representative" means, with respect to a particular Person, any director,
   --------------
officer, partner, member, manager, employee, legal counsel, consultant, agent, accountant or financial advisor of such Person.

  "Retained Liabilities" has the meaning set forth in Section 2.4 hereof.
   --------------------

  "Schedule 1.1 Contracts" means the Contracts described on Schedule 1.1
   ----------------------
attached hereto.

  "Securities Act" means the Securities Act of 1933, as amended, or any
   --------------
successor law, and regulations and rules issued pursuant to that Act or any successor law.

  "Seller's Indemnified Persons" has the meaning set forth in Section 10.3
   ----------------------------
hereof.

  "Service Agreements" means any Long Distance Service Agreement, Billing and
   ------------------
Collection Agreement, Parts and Supplies Agreement, Operator Service Agreement or similar agreement or Contract relating to the provision of parts, equipment or services to Seller.

  "Seller's Closing Certificate" has the meaning set forth in Section 2.9(a)
   ----------------------------
hereof.

  "Seller's Closing Documents" has the meaning set forth in Section 3.2(a)
   --------------------------
hereof.

  "Subsidiary," with respect to a specified entity, means (i) in the case of a
   ----------
corporation, a majority of the capital stock, the holders of which are regularly entitled to vote for the election of directors, is owned directly or indirectly by such entity, or (ii) in the case of a trust, partnership, limited liability company or other entity, a trust, partnership, limited liability company or entity of which such specified entity owns directly or indirectly a majority of the beneficial interest or equity.

  "Taxes" means any tax, charge, fee, duty, levy or other assessment, including,
   -----
without limitation, income, gross receipts, net proceeds, ad valorem, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, license, payroll, unemployment, environmental, customs, duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees' income withholding and Social Security taxes imposed by the United States or any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country or by any other tax authority, and such term shall include any interest, penalties or additions attributable to such Taxes.

  "Tax Return" means any return (including any information return), report,
   ----------
statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax, or in connection with the administration,implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

  "Telephones" means any of the coin, credit card operated or collect call only
   ----------
telephones, owned or operated by Seller, including any hardware, enclosure, pedestal or any other personal property installed with any Telephone.

  "Threatened."  A claim, Proceeding, dispute, action, or other matter will be
   ----------
deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing).

  "V2000 Escrow Agreement" has the meaning set forth in Section 2.8(b) hereof.
   ----------------------

2.  PURCHASE AND SALE OF ASSETS, CLOSING AND OTHER AGREEMENTS

    2.1  Assets.
         ------

         2.(a)  Company Assets.  Subject to the terms and conditions
                --------------
of this Agreement, at the Closing, Seller shall grant, sell, convey, assign, transfer and deliver to Buyer (and/or, at Buyer's election, to an affiliate or Subsidiary of Buyer), and Buyer shall purchase and acquire from Seller, the "Company Assets." For purposes of this Agreement, the term "Company Assets" means all assets, properties, rights, leases, fixtures, accessions, claims, contracts and interests of Seller of every kind, type or description, real, personal and mixed, tangible and intangible, wherever located and whether or not specifically referred to in this Agreement, that are used in or pertain to the business and operations of Seller other than the "Excluded Assets" (as such term is defined in Section 2.1(b) below). Without limiting the generality of the foregoing, the Company Assets shall include, without limitation, the assets, properties, rights, leases, fixtures, accessions, claims, contracts and interests referred to in Section 3.6 hereof.

         (b)    Excluded Assets.  Notwithstanding anything to the contrary
                ---------------
provided in Section 2.1(a) hereof, the Company Assets shall exclude all of Seller's right, title and interest in and to following assets, properties, rights and interests of Seller (collectively, the "Excluded Assets"):

                (i) All cash or cash equivalents on hand of Seller at the Closing; all refunds of Seller for federal, state or local income, franchise and other taxes; and all Accounts Receivable of Seller (but all prepaid obligations of and deposits held by Seller at Closing shall not be Excluded Assets);

                (ii) Subject to Section 2.11 below, all right, title and interest of Seller in and to the CLEC Business;

                (iii) All right, title and interest of Seller in and to the Non-Assumed Schedule 1.1 Contracts;

                (iv) The Billing and Related Services Agreement by and between OAN Services, Inc. and Seller, including all Accounts Receivable arising under said agreement;

                (v) All minute books, share books and registers, seals and other similar documents of Seller pertaining to its corporate organization, all federal, state and local income, franchise and other tax returns of Seller;

                (vi)   All Employee Benefit Plans of Seller; and

                (vii) The assets, properties, rights and interests of Seller described on Schedule 2.1(b) attached hereto.

     2.2  Purchase Price.
          --------------

          (a)  Consideration and Purchase Price.  The consideration for the
               --------------------------------
transfer of the Company Assets by Seller to Buyer shall be (i) payment by Buyer to Seller of the Purchase Price, and (ii) assumption by Buyer of the Assumed Liabilities. Subject to the terms of Sections 2.2(b), 2.3 and 2.8 below, the purchase price (the "Purchase Price") for the transfer of the Company Assets shall be Ten Million Five Hundred Thousand Dollars ($10,500,000.00), which shall be payable by wire transfer or cashier's check at Closing (the "Purchase Price").

          (b)  Reimbursement for Certain Signing Bonuses and Hardware Costs.
               ------------------------------------------------------------
After Closing, Buyer shall reimburse Seller for certain signing bonuses and hardware costs paid by Seller prior to Closing in connection with the contracts regarding Riverside and San Francisco counties, subject to Buyer's reasonable verification.

     2.3  Adjustment to Purchase Price.
          ----------------------------

          (a) The Purchase Price shall be increased by an amount equal to the amount by which (x) the sum of (i) the product of (A) the CCC EBITDA for the Adjustment Period, multiplied by (B) two, plus (ii) the product of (A) the net aggregate Gross Margin generated by the New Contracts during the Adjustment Period, multiplied by (B) two, exceeds (y) One Million Five Hundred Thousand Dollars ($1,500,000.00) (the "Adjustment"); provided, however, that in no event shall the amount of the Adjustment exceed the aggregate amount of One Million Five Hundred Thousand Dollars ($1,500,000.00).

          (b) As soon as reasonably possible, but in any event within 45 days after the end of the Adjustment Period, Buyer shall cause its accountants to calculate the estimated amount of the Adjustment (if any) in accordance with GAAP and prepare and deliver to Seller an interim statement showing said calculation in reasonable detail (the "Interim Adjustment Statement"). For purposes of the Interim Adjustment Statement, the Bad Debt Reserve shall be included as an expense in lieu of Actual Bad Debt. Concurrently with the delivery of the Interim Adjustment Statement, Buyer shall pay to Seller the aggregate estimated amount of the Adjustment (as shown on the Interim Adjustment Statement).

          (c) As soon as reasonably possible, but in any event within 180 days after the end of the Adjustment Period, Buyer shall cause its accountants (i) to calculate the amount of the Adjustment (if any) in accordance with GAAP (using Actual Bad Debt and not the Bad Debt Reserve) and prepare and deliver to Seller a final statement showing said calculation in reasonable detail (the "Final Adjustment Statement"), and (ii) to make available for inspection by and, if requested, copy for Seller all of the material work papers used in the calculation of the Adjustment and the preparation of the Final Adjustment Statement. In the event that Seller in good faith disputes the calculation of the Adjustment, Seller shall deliver written notice (the "Dispute Notice") to Buyer thereof, setting forth in reasonable detail the basis for such dispute, within thirty (30) days after Seller's receipt of the Final Adjustment Statement. In the event of any such dispute, Buyer and Seller shall in good faith attempt to reconcile their differences. In the event Buyer and Seller are unable to reconcile their differences within thirty (30) days after Buyer's receipt of the Dispute Notice, Buyer and Seller shall submit the items remaining in dispute for resolution to the Orange County, California office of Coopers & Lybrand, LLP (the "Independent Accounting Firm"), which shall, within thirty (30) days of such submission, determine and report to Buyer and Seller upon such remaining disputed items. Such report shall be final, binding and conclusive on Buyer and Seller. The fees and disbursements of the Independent Accounting Firm shall be borne by Buyer and Seller as follows: Seller shall pay the proportion that the aggregate amount of the disputed items resolved in favor of Buyer (as finally determined by the Independent Accounting Firm) bears to the total amount of the disputed items so submitted, and Buyer shall pay the balance. Upon agreement by Buyer and Seller or resolution of any dispute, Buyer shall pay to Seller the amount, if any, by which (x) the Adjustment exceeds (y) the amount, if any, paid in conjunction with the Interim Adjustment Statement or Seller shall pay to Buyer the amount by which (y) exceeds (x).

     2.4  Assumed Liabilities; Retained Liabilities.
          -----------------------------------------

          (a) Upon the terms and subject to the conditions set forth in this Agreement, at Closing, Buyer shall assume only the liabilities and obligations of Seller described on Schedule 2.4 attached hereto (collectively, the "Assumed Liabilities"). Buyer shall assume the Assumed Liabilities pursuant to the terms of the Assumption Agreement. It is expressly understood and agreed by the parties that all debts, liabilities and obligations of Seller of any kind or nature whatsoever, whether absolute, accrued, contingent or otherwise, whether known or unknown, and whether due or to become due at any time, which are not specifically included in the Assumed Liabilities (collectively, the "Retained Liabilities") shall be retained by Seller, and that Buyer shall not assume and shall have no liability or obligation whatsoever with respect to the Retained Liabilities .

          (b) Without limiting the generality of the foregoing, the Assumed Liabilities shall not include any of the following Retained Liabilities:

               (i) any amounts due to the California Public Utility Commission arising out of or related to the activities and operations of Seller prior to the Closing, including, without limitation, arising out of controversies with the California Public Utility Commission;

     (ii) all liabilities and obligations of Seller arising out of or related to the Excluded Assets, including, without limitation, the Non-Assumed Schedule
1.1 Contracts;

     (iii) all liabilities and obligations of Seller for goods and services furnished to Seller at any time prior to the Closing;

     (iv) all liabilities and obligations arising out of or relating to events occurring on or prior to the Closing Date, including, without limitation, defaults or breaches by Seller under the Contracts assigned to Buyer pursuant to this Agreement.

     (v) all liabilities and obligations of Seller to or on behalf of any Person employed by Seller at any time prior to or on the Closing Date for any aspect of the employment relationship which relates to any time prior to and including the Closing Date, including, without limitation, all liabilities or obligations related to wages, benefits, payroll taxes and withholdings, termination benefits, any Employee Benefit Plans maintained or formerly maintained by Seller or any affiliate of Seller (including, without limitation, any obligations or liabilities under any such plans), or related to any violation of federal or state discrimination, safety or other law regarding employees;

     (vi) all liabilities and obligations of Seller not incurred in the ordinary and lawful course of business; and

     (vii) all liabilities and obligations of Seller of any kind, whether absolute, contingent or otherwise, whether known or unknown, whether due or to become due at any time, and whether or not arising from or related to any Contract, Pay Telephone Location Agreement, Service Agreement or real or personal property lease, or otherwise, that are based upon, arise from or relate to any event which occurred at any time prior to the Closing, including, without limitation, any liability or obligation (i) for violation of any Environmental Laws, (ii) for any remedial, removal, response, abatement, monitoring, clean-up, closure or maintenance actions with respect to any Hazardous Substances, (iii) for any death, personal injury or property damage suffered or allegedly suffered by any Person from any cause, (iv) for any act, event or omission of any kind, whether arising from, related to or sounding in breach of contract or covenant, commission of tort or violation of any Legal Requirement, and (vi) for any actual or accrued liability for any Taxes, including, without limitation, any income tax (whether arising out of the consummation of the Contemplated Transactions or otherwise), withholding tax or similar payroll deduction, real property tax or personal property tax, whether actual, accrued, contingent or otherwise, whether due or to become due at any time, and whether or not disputed.

     2.5   Allocation of Purchase Price.  The Purchase Price shall be allocated
           ----------------------------
among the Company Assets as set forth on Schedule 2.5 attached hereto. Seller and Buyer agree (i) to report the sale of the Transferred Assets for federal and state income tax purposes in accordance with the allocations set forth on
Schedule 2.5 hereto; (ii) not to take any position inconsistent with such allocations on any of their respective tax returns; and (iii) to sign and timely file Internal Revenue Service Form 8594, in the form attached hereto as Schedule 2.5, with the applicable tax return for the year of this transaction.

     2.6   Sales and Use Taxes.  Notwithstanding the provisions of Section 2.4
           -------------------
hereof to the contrary, Buyer and Seller shall each be responsible for one-half of all sales and use taxes, if any, arising out of the sale of the Company Assets to Buyer pursuant to this Agreement, and Buyer and Seller shall reasonably cooperate in completing all tax filings related thereto.

     2.7   Stock Purchase.
           --------------

           Within thirty (30) days after Closing, Buyer shall provide John O'Keefe and Richard Whitman with the opportunity to purchase shares of Common Stock in Talton Holdings, Inc. in the respective amounts up to $500,000 as to O'Keefe and $300,000 as to Whitman, at a price equal to $3,000 per share.

     2.8   Escrow Funds; Closing.
           ---------------------

           (a) Indemnity Escrow Fund.  At the Closing, Seller shall deliver Five
               ---------------------
Hundred Thousand Dollars ($500,000.00) of the Purchase Price to Texas Commerce Bank as escrow agent for deposit in a fund (the "Indemnity Escrow Fund") created pursuant to the Escrow Agreement attached hereto as Exhibit E (the "Indemnity Escrow Agreement").

           (b) V2000 Escrow Fund.  At the Closing, Seller shall deliver Two
               -----------------
Million Dollars ($2,000,000.00) of the Purchase Price to Texas Commerce Bank as escrow agent for deposit in a fund created pursuant to the Escrow Agreement attached hereto as Exhibit F (the "V2000 Escrow Agreement").

           (c) Consents Escrow Fund.  At the Closing, Seller shall deliver Three
               --------------------
Million Dollars ($3,000,000.00) of the Purchase Price to Texas Commerce Bank as escrow agent for deposit in a fund created pursuant to the Escrow Agreement attached hereto as Exhibit G (the "Consents Escrow Agreement").

           (d) Closing.  The closing of the transactions contemplated by this
               -------
Agreement (the "Closing") will take place at the offices of Buyer's counsel in Beverly Hills, California (or such other location within the Los Angeles area as Buyer shall designate) at 10:00 a.m. (local time) on July 31, 1997, or within five business days of the satisfaction or waiver of the last condition to Closing contained in Articles 6 and 7, whichever is later.

     2.9   Closing Obligations.  At the Closing:
           -------------------

           (a) Seller shall deliver or cause to be delivered to Buyer:

               (i) Such bills of sale, endorsements, consents, assignments, and other good and sufficient instruments of conveyance and assignment as shall be reasonably required by Buyer and its counsel and as shall be effective to vest in Buyer (or at Buyer's election, its affiliates or Subsidiaries) good and marketable title in and to all the Company Assets, free and clear of all Encumbrances, together with copies of all the contracts, agreements, commitments, books, records, files, computer data, computer disks, electronic storage media, documents and the like relating to the Company Assets.

               (ii) The Employment Agreements for each of the employees listed on Schedule 2.9(a), executed by each of such employees.

               (iii) The Non-Competition Agreements, executed by Seller and the Principals.

               (iv)   The Intellectual Property Assignment, executed by Seller.

               (v)    The Indemnity Escrow Agreement, executed by Seller.

               (vi)   The V2000 Escrow Agreement, executed by Seller.

               (vii)  The Consents Escrow Agreement, executed by Seller.

               (viii) The CLEC Management Agreement, executed by Seller.

               (ix)   The Contracts Management Agreement, executed by Seller.

               (x) A certificate executed by Seller and the Principals representing and warranting to Buyer that each of the representations and warranties of Sellers and the Principals in this Agreement was accurate in all material respects as of the date of this Agreement, and is accurate in all material respects as of the Closing

           Date as if made on the Closing Date (the "Seller's Closing Certificate");

               (xi) An opinion of counsel from Seller's counsel, dated the Closing Date, in the form of Exhibit H.

               (xii) Such other documents as Buyer may reasonably request for the purpose of (1) enabling its counsel to provide the opinion referred to in Section 2.4(b), (2) evidencing the accuracy of any of the representations and warranties of Seller and the Principals, (3) evidencing the performance by Seller and the Principals of, or the compliance by Seller and the Principals with, any covenant or obligation required to be performed or complied with by Seller or the Principals, or (4) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

           (b) Buyer shall deliver or cause to be delivered to Seller (or to such other Persons designated below):

               (i)    The Purchase Price.

               (ii) Any compensation required to be paid at Closing pursuant to the terms of the Non-Competition Agreements or the Employment Agreements.

               (iii)  The Assumption Agreement, executed by Buyer.

               (iv)   The Employment Agreements, executed by Buyer.

               (v)    The Non-Competition Agreements, executed by Buyer.

               (vi)   The Intellectual Property Assignment, executed by Buyer.

               (vii)  The Indemnity Escrow Agreement, executed by Buyer.

               (viii) The V2000 Escrow Agreement, executed by Buyer.

               (ix)   The Consents Escrow Agreement, executed by Buyer.

               (x)    The CLEC Management Agreement, executed by Buyer.

               (xi)   The Contracts Management Agreement, executed by Buyer.

               (xii) A certificate executed by Buyer representing and warranting to Seller and the Principals that each of Buyer's representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date (the "Buyer's Closing Certificate").

               (xiii) An opinion of counsel, dated the Closing Date, in the form of Exhibit I.

               (xiv) Such other documents as Seller may reasonably request for the purpose of (1) enabling its counsel to provide the opinion referred to in Section 2.4(a), (2) evidencing the accuracy of any representation or warranty of Buyer, (3) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, or (4) otherwise facilitating the consummation of the Contemplated Transactions.

     2.10  Name Change.  On the Closing Date, Seller will amend its Articles of
           -----------
Incorporation to change its name to any name other than "Correctional Communications Corporation" or any name similar thereto, shall otherwise cease using the name "Correctional Communications Corporation" and/or any name similar thereto in any capacity, and will assign to Buyer all rights in and to the name "Correctional Communications Corporation". However, at Closing, Buyer shall grant Seller a limited license to use such name to collect the Accounts Receivable owing to it from OAN Services, Inc. and with respect to the operation of the CLEC Business in accordance with Section 2.11 below.

     2.11  CLEC Management Agreement.  On the Closing Date, Seller and Buyer
           -------------------------
hereby agree to execute and deliver to each other the CLEC Management Agreement in the form attached hereto as Exhibit K (the "CLEC Management Agreement"). The CLEC Management Agreement shall provide, inter alia, (i) that Buyer shall be
                                         ----- ----
appointed as the exclusive manager of CLEC Business for a period of ten (10) years, with two (2) options of ten (10) years each to extend the term thereof;
(ii) Buyer shall have the right to manage and operate the CLEC Business in its sole and absolute discretion; (iii) Seller shall pay to Buyer an annual management fee equal to all net income of the CLEC Business less One Hundred Dollars ($100.00); and (iv) Buyer shall have the right, at any time after December 31, 1998 to terminate the CLEC Management Agreement and acquire (a) all of Seller's right, title and interest in and to the CLEC Business, or (b) all of the issued and outstanding shares of capital stock of Seller, in either event for an acquisition price of One Hundred Dollars ($100.00), in which event Seller will cooperate with Buyer in effectuating such transfer, including applying for and obtaining all necessary or appropriate Governmental Authorizations. Notwithstanding the foregoing, in the event that Buyer elects to acquire all of the issued and outstanding shares of capital stock of Seller pursuant to this Section 2.11, Seller shall be permitted to transfer to another Person all assets and rights then owned by Seller other than the CLEC Business.

     2.12  Post-Closing Operations of Seller.
           ---------------------------------

           (a) All debts, liabilities and obligations of Seller of any kind, whether absolute, accrued, contingent or otherwise, whether known or unknown, and whether due or to become due at any time, that are Retained Liabilities shall be paid by Seller promptly when due, provided that nothing herein shall prevent Seller from challenging the correctness or validity of any Retained Liability in good faith and by appropriate proceedings.

           (b) Seller shall collect all sums and amounts due Seller, whether evidenced in writing, on account, designated as a receivable or otherwise, only in its usual, regular and ordinary manner, on a basis consistent with past practices and otherwise in the Ordinary Course of Business, and Seller shall not accelerate collection of any Accounts Receivable.

     2.13  Satisfaction of V2000 Conditions Precedent.
           ------------------------------------------

           Notwithstanding that Buyer (through John O'Keefe) shall control the process of satisfaction of the "V2000 Conditions Precedent" (as such term is defined in the V2000 Escrow Agreement), all costs of satisfying the V2000 Conditions Precedent shall be at Seller's expense (and Seller shall reimburse Buyer for all such costs within 30 days after request therefor).
Notwithstanding the foregoing, (i) Buyer shall engage a full-time employee at Buyer's expense for the purpose of replacing Gabe Krupka, (ii) John O'Keefe shall engage on behalf of Buyer a full-time consultant or employee at Seller's expense to assist with code writing for this purpose, and (iii) if John O'Keefe determines that Sam Ismail's time as an employee of Buyer is being diverted from satisfaction of the V2000 Conditions Precedent, Mr. O'Keefe shall have the right to cause Buyer to engage a full-time consultant or employee at Buyer's expense to assist in the satisfaction of the V2000 Conditions Precedent (provided that in the event such consultant's or employee's salary exceeds $95,000 per annum, any excess shall be reimbursed to Buyer by Seller).

     2.14  MCI Receivable.
           --------------

           Among the assets included in the Company Assets is an account receivable due from MCI Communications Corporation pursuant to the MCI Master Software License Agreement between MCI Communications Corporation and Seller in the amount of $86,000. The parties agree that in the event Buyer collects all or any part of said account receivable, Buyer shall, as soon as practicable thereafter, pay to Seller the amount so collected, or in the event Buyer terminates said Master Software License Agreement without collecting said account receivable, Buyer shall as soon as practicable thereafter, pay to Seller the sum of $86,000; provided, however, that in no event shall Seller receive more than $86,000 pursuant to the terms of this paragraph.

     2.15  Rate Increase, On or Before January 1, 1998.
           -------------------------------------------

           Buyer agrees to implement in the operation of the Company Assets Seller's proposed $0.95 increase per call on Intra Lata toll calls (excluding local calls). However, if Buyer shall reasonably determine that such increase has a material adverse effect on Buyer's business, Buyer may reduce or rescind such increases.

3.   REPRESENTATIONS AND WARRANTIES OF SELLER AND THE PRINCIPALS

     Seller and the Principals each, to the extent herein provided, represents and warrants to Buyer as follows:

     3.1   Organization and Good Standing.  Seller is a corporation duly
           ------------------------------
organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and corporate authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Contracts. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of all jurisdictions in which the nature of the activities conducted by it requires such qualification, except for any jurisdiction where the failure to so qualify would not have a material adverse effect on the Company Assets. Seller does not have and never has had any Subsidiaries. Seller's principal place of business is, and has been for the last five (5) years or if it has not done business for five
(5) years, for the entire period that it has done business, in San Ramon and Dublin, California and, except as set forth on Schedule 3.1, Seller has not had any other offices, other corporate names or done business under any other names during said five (5) year period.

     3.2   Authority; No Conflict
           ----------------------

           (a) This Agreement constitutes the legal, valid, and binding obligation of Seller and the Principals, enforceable against Seller and the Principals in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect the enforcement of creditor's rights generally or general principles of equity. Upon the execution and delivery by Seller and the Principals, as applicable, of the Employment Agreements, the Non-Competition Agreements, the Intellectual Property Assignment, the Escrow Agreements, the CLEC Management Agreement, the Contracts Management Agreement and Seller's Closing Certificate (collectively, "Seller's Closing Documents"), Seller's Closing Documents will constitute the legal, valid, and binding obligations of all parties thereto (other than Buyer) enforceable against each of them in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect the enforcement of creditor's rights generally or general principles of equity. Seller and the Principals each have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and Seller's Closing Documents to which each is a party and to perform their respective obligations under this Agreement and Seller's Closing Documents to which each is a party.

           (b) Except for any filings or approvals specifically listed on
Schedule 3.2(b), neither the execution, delivery or performance of this Agreement, nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice, or lapse of time, or both):

               3.(xli) contravene, conflict with, or result in a violation of
           (A) any provision of the Organizational Documents of Seller, (B) any resolution adopted by the board of directors or the shareholders of Seller, (C) any duty or obligation owed by Seller to any Person, or
           (D) any Legal Requirement, any Governmental Authorization or any Order to which Seller or any of the Principals, or any of the Company Assets, may be subject; or

               (ii) contravene, conflict with, or result in a violation or breach of any provision of, or, to the Knowledge of Seller and the Principals, give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract.

Except for any filings or approvals in order to comply with Legal Requirements, including obtaining appropriate Governmental Authorizations (as contemplated in Section 6.1), and except as disclosed on Schedule 3.2, Seller is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     3.3   Options.  There are no options, warrants, rights of first refusal,
           -------
rights of first negotiation or rights of first offer, or other rights to acquire all or any portion of the Company Assets.

     3.4   Financial Statements.  Seller has delivered to Buyer Seller's audited
           --------------------
financial statements for the fiscal years ended December 31, 1994, 1995 and 1996, respectively (collectively, the "Financial Statements"). All Financial Statements (including, without limitation, the notes thereto) fairly present the financial condition, results of operations, assets, liabilities (whether absolute, accrued, contingent or otherwise) and cash flow of Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP. The Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than Seller are required by GAAP to be included in the Financial Statements.

     3.5   Books and Records.  The books of account, ledgers, financial data and
           -----------------
other records of Seller, all of which have been made available to Buyer, are complete and correct in all material respects. At the Closing, all of such books of account and records will be delivered to Buyer to the extent that they relate to the Company Assets.

     3.6   Company Assets.
           --------------

           (a) Company Assets.  On the Closing Date, Seller shall convey good
               --------------
and marketable title, free and clear of any Encumbrances (other than Encumbrances evidenced by Contracts which are assumed by Buyer under the Assumption Agreement), to all of the Company Assets, including, without limitation:

               (i) all right, title and interest of Seller in and under the Pay Telephone Location Agreements, including, without limitation, the Pay Telephone Location Agreements listed on Schedule 3.15(a)(1) (subject to obtaining any Consents required thereunder necessary to effectuate an assignment thereof to Buyer, such Consents being specifically listed on Schedule 3.15(b), and provided that Buyer may waive the requirement that such Consents be obtained and may accept an assignment without such Consents);

               (ii) all Installed Lines, including, without limitation, the Installed Lines listed on Schedule 3.6(a)(ii);

               (iii) all right, title and interest of Seller in and under the Service Agreements, including, without limitation, the Service Agreements listed on Schedule 3.15(a)(ii);

               (iv) all right, title and interest of Seller in and under the New Contracts;

               (v) all uninstalled Telephones, parts, hardware, furniture, fixtures and equipment, including, without limitation, each of those Telephones, parts, hardware, furniture, fixtures and equipment having a value as of the Closing Date in excess of $1,000.00 and which are listed on Schedule 3.6(a)(v) (subject to turn over of inventory in the Ordinary Course of Business prior to Closing);

               (vi) all automobiles, trucks and other vehicles, if any, including, without limitation, those automobiles, trucks and other vehicles listed on Schedule 3.6(a)(vi);

               (vii) all prepaid obligations and deposits, and all shares of capital stock or other ownership interests in any entity owned by Seller, including, without limitation, those items listed on Schedule 3.6(a)(vii);

               (viii) the name "Correctional Communications Corporation" and all trademarks, trade names, service marks and goodwill associated with the Company Assets;

               (ix) all right, title and interest of Seller in and under all real and personal property leases, including, without limitation, the real and personal property leases listed on Schedule 3.15(a)(iii) (subject to obtaining any Consents required thereunder necessary to effectuate an assignment thereof to Buyer, such Consents being specifically listed on Schedule 3.15(b), and provided that Buyer may waive the requirement that such Consents be obtained and may accept an assignment without such Consents);

               (x) all other personalty or Intellectual Property Assets of any kind used by Seller in the operation of its business, including, without limitation, each of those items having a value in excess of $1,000 listed on Exhibit A to the Intellectual Property Assignment (subject to obtaining any Consents required under the Contracts applicable thereto which are necessary to effectuate an assignment thereof to Buyer, such Consents being specifically listed on Schedule 3.15(b), and provided that Buyer may waive the requirement that such Consents be obtained and may accept an assignment without such Consents); and

               (xi) all tariffs and Governmental Authorizations, including, without limitation, those tariffs and Governmental Authorizations listed on Schedule 3.12 (subject to obtaining any Consents required thereunder necessary to effectuate an assignment thereof to Buyer, such Consents being specifically listed on Schedule 3.15(b), and provided that Buyer may waive the requirement that such Consents be obtained and may accept an assignment without such Consents).

     3.7   Accounts Receivable.
           -------------------

           (a) All Accounts Receivable that are reflected in the Financial Statements or in the books and records at the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. The reserves reflected in the Financial Statements have been calculated consistent with past practices. Except as set forth in Schedule 3.7, there is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

           (b) From and after the Balance Sheet Date through the Closing Date:
(i) Seller has collected, and shall collect, all sums and amounts due Seller, whether evidenced in writing, on account, designated as a receivable or otherwise, only in its usual, regular and ordinary manner, on a basis consistent with past practices and otherwise in, the Ordinary Course of Business; and (ii) Seller has not accelerated, and will not accelerate, collection of any such receivables.

     3.8   Relationships with Related Persons.  Except as set forth in Schedule
           ----------------------------------
3.8 hereof, neither the Principals nor any Person related or affiliated with any of the Principals or Seller is a party to any Contract with, or has any claim or right against, Seller. Except as set forth in Schedule 3.8 hereof, neither the Principals nor any Person related or affiliated with any of the Principals owns, directly or indirectly, any direct or indirect beneficial interest in any Person that is a competitor, customer or supplier of Seller, that otherwise has any business dealing with Seller or that is engages the same or similar business as Seller.

     3.9   Taxes.
           -----

           (a) Seller has filed or caused to be filed all Tax Returns that are or were required to be filed by it, either separately or as a member of a group of corporations, pursuant to all applicable Legal Requirements. Seller has delivered to Buyer copies of all Tax Returns, filed by or with respect to Seller since 1994. Seller has paid, or has made adequate provision for the payment of, all Taxes that have or may have become due pursuant to such Tax Returns or otherwise, or pursuant to any assessment received by Seller, except such Taxes, if any, as are listed in Schedule 3.9 hereof and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Financial Statements. To the Knowledge of Seller and the Principals, all Tax Returns filed by (or that include on a consolidated basis) Seller are true, correct and complete in all material respects.

           (b) To the Knowledge of Seller and the Principals, there exists no proposed tax assessment against Seller or the

Company Assets except as disclosed in the Financial Statements or in Schedule
3.9 hereof. All Taxes that Seller is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

     3.10  No Material Adverse Change.  Except as set forth on Schedule 3.10,
           --------------------------
since the Balance Sheet Date there has not been any material adverse change in the business, client relations, operations or assets of Seller, and, to the Knowledge of Seller and the Principals, no event has occurred or circumstance exists that may result in such a material adverse change. Without in any way limiting the generality of the foregoing, there exists no actual or, to the best knowledge of Seller and the Principals, threatened terminations, cancellations or limitations of, or any modification or change in (i) the current business relationship of Seller with any customer or group of customers whose business is material to the operation of Seller's business; or (ii) the current business relationship of Seller with any supplier, and Seller and the Principals have no reason to believe that all such customers or suppliers shall not continue a business relationship with Buyer subsequent to the Closing on a basis no less favorable to Buyer than that heretofore conducted; and, to the Knowledge of Seller and the Principals, there exists no other condition or state of facts or circumstances which would materially adversely affect Seller's business or operations or prevent Buyer from conducting such business and operations after the Closing on a basis not materially adversely less favorable to Buyer than that of which it has heretofore been conducted by Seller.

     3.11  Employee Benefits.  Except as set forth on Schedule 3.11, Seller
           -----------------
maintains no Employee Benefit Plans.  Each Employee Benefit Plan set forth on
Schedule 3.11 has been operated in compliance with ERISA, applicable tax qualification requirements and all other applicable Legal Requirements.

     3.12  Compliance with Legal Requirements; Governmental Authorizations and
           -------------------------------------------------------------------
and Orders.
----------

           (a) (i)    To the Knowledge of Sellers and the Principals, Seller is,
and at all times has been, in material compliance with each Legal Requirement, Governmental Authorization and Order that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets; and (ii) no event has occurred or circumstance exists that (with or without notice, or lapse of time, or both) may constitute or result in a material violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement, Governmental Authorization or Order.

           (b) Schedule 3.12 contains a complete and accurate list of each Governmental Authorization that relates to the business of, or to any of the assets used in the operations of, Seller. Each Governmental Authorization of Seller is valid and in full force and effect. The Governmental Authorizations listed in Schedule 3.12 collectively constitute all of the Governmental Authorizations necessary to permit Seller (i) to lawfully conduct and operate the business of Seller in the manner such business is currently conducted and operated, and (ii) to own and use the assets used in the operation of Seller's business in the manner in which the same are used. A true and complete copy of each Governmental Authorization listed in
Schedule 3.12 has been delivered to Buyer.

     3.13  Legal Proceedings.
           -----------------

           (a) Except as set forth in Schedule 3.13(a) hereof, Seller has not received notice of any pending Proceeding (i) that has been commenced by or against Seller or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Seller; or (ii) that challenges or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions or any Contract. To the Knowledge of Seller and the Principals, no such Proceeding has been Threatened and, to the Knowledge of Seller and the Principals, no event has occurred or circumstance exists that may reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. The Proceedings listed in
Schedule 3.13(a) hereof, either individually or in the aggregate, will not have a material adverse effect on the business, operations or assets of Seller.

           (b) All Proceedings in which Seller has been named or otherwise involved since 1993 are listed on Schedule 3.13(b). Seller has delivered to Buyer true and complete copies of all material pleadings and other documentation relating to each Proceeding listed on Schedule 3.13(b).

     3.14  Absence of Certain Changes and Events.  Except as set forth in
           -------------------------------------
Schedule 3.14 hereof, since the Balance Sheet Date, Seller has conducted its business only in the Ordinary Course of Business and there has not been any:

           (a) damage to or destruction or loss of any asset or property of Seller, whether or not covered by insurance, materially and adversely affecting the properties, assets, business or financial condition of Seller or its business;

           (b) entry into, termination of, or receipt of notice of termination of any Contract or transaction involving a total remaining commitment by or to Seller of at least $10,000;

           (c) sale (other than sales in the Ordinary Course of Business), lease, or other disposition of any material asset or property of Seller or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of Seller;

           (d) material change in the accounting methods used by Seller;

           (e) material adverse change in the financial condition, assets, liabilities or business of Seller;

           (f) change in the method of collecting Accounts Receivable or acceleration in the collection of Accounts Receivable; or

           (g) failure to pay obligations, liabilities or expenses incurred in connection with the operations and business of Seller on a basis consistent with past practices (and otherwise in the Ordinary Course of Business).

     3.15  Contracts; No Defaults.
           ----------------------

           (a) Seller has delivered to Buyer true and complete copies, and Schedules 3.15(a)(i) - (v) hereof contain a complete and accurate list, of the following: (i) each Pay Telephone Location Agreement; (ii) each Service Agreement; (iii) each real or personal property lease, rental or occupancy agreement, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property; (iv) each license agreement or other Contract with respect to any Intellectual Property Assets;
(v) each Contract not otherwise listed in Schedules 3.15(a)(i)-(iv) above that
(1) provides for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods, in excess of $1,000, (2) involves performance of services or delivery of goods or materials by Seller of an amount or value in excess of $1,000, (3) involves expenditures or receipts by Seller in excess of $1,000, or (4) governs the employment relationship between Seller and any Person. Additionally, Schedule 3.15(a)(ii) separately classifies the Service Agreements under the sub-categories Long Distance Service Agreements, Billing and Collection Agreements, Parts and Supplies Agreements and Operator Service Agreements.

           (b) Except as set forth in Schedule 3.15(b) hereof, with respect to each Contract identified or required to be identified in Schedule 3.15(a) hereof (and/or any other material Contract by which Seller is bound even if not so identified):

               (i) such Contract is in full force and effect against all parties thereto, is valid and enforceable in accordance with its terms against all parties thereto, and is fully transferable and/or assignable to Buyer without the Consent of any Person;

               (ii) Seller is, and at all times since the later of 1993 or the effective date of such Contract, has been, in compliance with all material terms and requirements of such Contract;

              (iii) each other Person that has or had any obligation or liability under such Contract is, and at all times since the later of 1993 or the effective date of such Contract, has been, in compliance with all material terms and requirements of such Contract;

              (iv) the Contemplated Transactions will not and, to the Knowledge of the Principals and Seller, no other event has occurred or circumstance exists that (with or without notice, or lapse of time, or both) may, contravene, conflict with, or result in a violation, or breach of, or give Seller or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate. or modify any such Contract;

              (v) neither Seller nor the Principals have given to or received from any other Person, at any time since the later of 1993 or the effective date of such Contract, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential material violation or breach by Seller of, or default by Seller under, such Contract;

              (vi) there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Seller under such Contracts with any Person (and no such Person has made written demand for such renegotiation);

              (vii) such Contracts have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone, or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement; and

              (viii) such Contracts constitute the sole and entire agreement among the parties thereto with respect to the subject matter thereof, and there are no other agreements or understandings among the parties which in any way pertain to or otherwise affect such Contracts or the terms thereof.

     3.16  Insurance.  Seller has delivered or made available to Buyer true and
           ---------
complete copies of all policies of insurance to which Seller is a party or under which Seller is covered. All such policies: (i) are listed on Schedule 3.16;
(ii) are valid, outstanding and enforceable against both Seller and the insurer;
(iii) taken together, provide in the judgment of Seller and the Principals adequate insurance coverage for the assets and the operations of Seller; (iv) to the Knowledge of Seller and the Principals, are sufficient for compliance with all Legal Requirements and Contracts to which Seller is a party or by which any of them is bound; and (v) will continue in full force and effect following the consummation of the Contemplated Transactions with respect to losses or claims accruing or arising prior to the Closing Date.

     3.17  Environmental Matters.
           ---------------------

           (a) To the Knowledge of Seller and the Principals, Seller and the Company Assets are, and at all times have been, in material compliance with, and have not been and are not in violation of, or liable under, any Environmental Laws.

           (b) To the Knowledge of Seller and the Principals, Seller has not generated, handled, manufactured, processed, treated, stored, used, transferred, released, disposed of or otherwise conducted any hazardous process or activity with respect to (collectively, "Hazardous Activities") any hazardous substances, hazardous wastes, hazardous wastes constituents and reaction by-products, hazardous materials, pesticides, oil and other petroleum products, pollutants, and/or toxic substances, including, without limitation, asbestos and polychlorinated biphenyls as those terms are defined pursuant to Environmental Laws (collectively, "Hazardous Substances"), except in full compliance with all applicable Environmental Laws.

           (c) To the Knowledge of Seller and the Principals, neither the Principals nor Seller has any basis to expect, nor have any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened Order, notice, or other communication from any Person that relates to Hazardous Activities, Hazardous Substances, or any alleged actual or potential violation or failure to comply with any Environmental Law with respect to any properties or assets (whether real, personal, or mixed) in which Seller has or had any interest.

     3.18  Employees.
           ---------

           (a) Schedule 3.18 hereof contains a complete and accurate list of the following information for each employee of Seller as of the date hereof and the Closing Date: name; job title or functional position; current compensation paid or payable and any change in compensation since January 1, 1997 (including, without limitation, base salary and all bonuses, commissions and other contingent compensation); accrued vacation time and vacation pay; service credited for purposes of vesting and eligibility to participate under any Employee Benefit Plan; severance pay; and any other material benefit.

           (b) To the Knowledge of the Principals and Seller, no employee, consultant or independent contractor of Seller is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition or proprietary rights agreement, between such employee and any other Person that in any way adversely affects or will adversely affect the conduct of

Seller's business (either before or after the consummation of the Contemplated Transactions).

     3.19  Labor Relations; Compliance.
           ---------------------------

           Since formation, Seller has not been nor is it currently a party to any collective bargaining or other labor Contract. Except as disclosed in
Schedule 3.19, since formation, there has not been, there is not presently pending or existing, and to the best knowledge of Seller and the Principals, there is not Threatened, (a) any strike, slowdown, picketing, work stoppage or employee grievance process; (b) any Proceeding against or affecting Seller relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including, without limitation, any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting Seller or its premises; or (c) any application for certification of a collective bargaining agent.

     3.20  Intellectual Property.  The representations and warranties contained
           ---------------------
in Section 3 of the Intellectual Property Assignment are hereby incorporated herein and made a part hereof by this reference and are hereby deemed made by the Principals.

     3.21  Certain Payments.  Neither Seller, nor either Principal nor any
           ----------------
Representative of Seller has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business on behalf of Seller; (ii) to pay for favorable treatment for business secured on behalf of Seller; (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller; (iv) in violation of any Legal Requirement; or (b) established or maintained any fund or asset that has not been recorded in the books and records of Seller.

     3.22  Real Property.  Seller has good and indefeasible leasehold title to
           -------------
the real properties leased by Seller, free and clear of any Encumbrance (including, without limitation, mechanic's, materialman's or other statutory liens). Seller owns no real property. There are no parties in possession of any portion of any real property leased by Seller (each a "Real Property"), as sublessees, trespassers or otherwise, other than Seller. All equipment used in connection with Seller's business and operations, and which is material to the business or operations of Seller, is in good operational condition and repair, subject only to normal wear and tear, free of any latent or patent structural defects. To the Knowledge of Seller and the Principals, all of the buildings, fixtures and other improvements on each Real Property are structurally sound, in good operating condition and repair, free of any latent or patent defects, and have been maintained in accordance with industry practices.

     3.23  Banks.  Schedule 3.23 sets forth (i) the name of each bank, trust
           -----
company, stock and other broker with which Seller has an account, credit line, or safe deposit box or vault or maintains any relations; (ii) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault; (iii) the purpose of each such account, safe deposit box or vault; and
(iv) the names of all persons authorized by proxies, powers of attorney or like instruments, to act on behalf of Seller in matters concerning any of its business or affairs.

     3.24  Disclosure.  To the Knowledge of Seller and the Principals, no
           ----------
representation or warranty of Seller or the Principals in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

     3.25  Brokers or Finders.  Seller, the Principals and their respective
           ------------------
Representatives have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or the Contemplated Transactions.

4.   REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     4.1   Organization and Good Standing.  Buyer is a corporation duly
           ------------------------------
organized, validly existing, and in good standing under the laws of the state of its incorporation. Buyer is duly qualified to do business as a foreign corporation and is in good standing under the laws of all jurisdictions in which the nature of the activities conducted by it requires such qualification.

     4.2   Authority: No Conflict
           ----------------------

           (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect the enforcement of creditor's rights generally or general principles of equity. Upon the execution and delivery by Buyer of the Employment Agreements, the Non-Competition Agreements, the Assumption Agreement, the Escrow Agreements, the Intellectual Property Assignment, the CLEC Management Agreement, the Contracts Management Agreement and Buyer's Closing Certificate (collectively, the "Buyer's Closing Documents"), Buyers Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect the enforcement of creditor's rights generally or general principles of equity. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and Buyer's Closing Documents, and to perform its obligations under this Agreement and Buyer's Closing Documents.

           (b) Except for any filings or approvals in order to comply with Legal Requirements, including obtaining appropriate Governmental Authorizations (as contemplated in Section 6.1), neither the execution, delivery or performance of this Agreement, nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice, or lapse of time, or both) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Buyer, (B) any resolution adopted by the board of directors or the stockholders of Buyer, (C) any duty or obligation owed by Buyer to any Person, or (D) any Legal Requirement, any Governmental Authorization or any Order to which Buyer may be subject. Except for any filings or approvals in order to comply with Legal Requirements, including obtaining appropriate Governmental Authorizations (as contemplated in Section 6.1), Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     4.3   Certain Proceedings.  There is no pending or Threatened Proceeding
           -------------------
that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

     4.4   Brokers or Finders.  Buyer and its Representatives have incurred no
           ------------------
obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and the Contemplated Transactions.

5.   COVENANTS OF SELLER PRIOR TO THE CLOSING DATE

     5.1   Required Consents.  As promptly as practicable after the date of this
           -----------------
Agreement, Seller will use its good faith efforts to make all filings and Consents required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Seller will cooperate with Buyer with respect to all filings and Consents that Buyer elects to make or seek or is required by Legal Requirements to make or seek in connection with the Contemplated Transactions (and/or the financing thereof).

     5.2   Current Information and Access.
           ------------------------------

           (a) During the period from the date of this Agreement to the Closing Date, Seller shall cause one or more of its Representatives to confer on a regular and frequent basis with Representatives of Buyer to report on the general status of the ongoing operations and business of Seller. Seller shall promptly notify Buyer of any material change in the normal course of its business or in the operation of its properties (including, without limitation, the Company Assets) and of any governmental complaints, investigations, or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of any Proceeding involving Seller or any of the Company Assets, and will keep Buyer fully informed with respect to such events.

           (b) Between the date of this Agreement and the Closing Date, Seller will, and will cause its Representatives during normal business hours, (a) to afford Buyer and its Representatives and advisors (collectively, "Buyer's Advisors") full and free access to all of Seller's employees and personnel and to all Contracts, books and records, and other documents and data, (b) to furnish Buyer and Buyer's Advisors with copies of all such Contracts, books and records, and other existing documents and data as Buyer or any of Buyer's Advisors may reasonably request, and (c) to furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer or any of Buyer's Advisors may reasonably request.

           (c) Prior to the Closing, Seller shall cause audited financial statements to be prepared for each of the last three completed fiscal years of Seller. Said financial statements shall be a certified public accountant reasonably acceptable to Buyer. Buyer agrees to reimburse Seller for Seller's reasonable expenses incurred in complying with the terms of this paragraph.

           (d) In the event the Agreement is terminated as provided in Section 9.1, Buyer agrees to return to Seller all Contracts, books, records, documents, data and other information which were provided to Buyer by Seller pursuant to this Section 5.2, including all copies thereof and extracts therefrom.

     5.3   Operations Prior to Closing Date.
           --------------------------------

           (a) In addition to Seller's other obligations under this Agreement, between the date of this Agreement and the Closing Date, Seller will do each of the following, and Seller also represents that from the Balance Sheet Date to the date of this Agreement Seller has done each of the following:

                 (i) conduct the business of Seller only in the usual, regular and ordinary manner, on a basis consistent with past practice; maintain Seller's books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with past practices;

           maintain and comply with the terms of all licenses, permits and other Legal Requirements; and otherwise conduct the business of Seller only in the Ordinary Course of Business and in compliance with all Legal Requirements;

                 (ii) use its best efforts to preserve intact the current organization of Seller, keep available the services of the current officers, employees, and agents of the current organization of Seller, and maintain the relations and good will with all suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with Seller;

                 (iii) conduct the business and affairs of Seller in a manner so that all representations and warranties herein will be true and correct at Closing;

                 (iv) maintain all of the Company Assets in good repair, order and condition, and continue to perform in a timely manner all of Seller's obligations under the Contracts;

                 (v) pay all expenses and accounts payable incurred in connection with the operation of Seller's business in the usual, regular and ordinary manner on a basis consistent with past practice;

                 (vi) maintain in full force and effect all policies of insurance now in effect or renewals or appropriate replacements thereof, and give all notices and present all claims under all policies of insurance in due and timely fashion; and

                 (vii) duly and timely file all Tax Returns required to be filed by it and promptly pay all Taxes which shall be due and payable; Seller shall not enter into any agreement, waiver or arrangement providing for an extension of time with respect to the filing of any Tax Return or the payment or assessment of any Tax; and Seller shall withhold from each payment to each of its employees the amount of all taxes or other sums (including, but not limited to, United States federal income taxes and any applicable state or local income taxes or Federal Insurance Contribution Act taxes) required to be withheld therefrom and will pay the same to the proper tax-receiving officers prior to their respective due dates.

           (b) Except as set forth in Schedule 3.14, Seller agrees that during the period from the date of this Agreement to and including the Closing Date, without the prior written consent of Buyer, it will not do any of the following and Seller also represents that, from the Balance Sheet Date to the date of this Agreement, Seller has not done any of the following:

                 (i) (a) increase the compensation payable or to become payable by Seller to any officer or employee thereof, or increase any the benefits under any Employee Benefit Plan, or increase any payment plan, payment or arrangement made to, for or with any employees; or
           (b) commit itself (1) to any additional Employee Benefit Plans, or to any employment or consulting agreement with or for the benefit of any Person, or (2) to amend any of such plans or any of such agreements in existence on the date hereof;

                 (ii) except in the Ordinary Course of Business, permit any of the Company Assets to be subjected to any Encumbrance;

                 (iii) sell, transfer or otherwise dispose of any Company Assets except in the Ordinary Course of Business;

                 (iv) write off as uncollectible any note or any of the Accounts Receivable, except write-offs in the Ordinary Course of Business charged to applicable reserves, which individually and in the aggregate are not material to Seller;

                 (v) accelerate the collection of any Accounts Receivable or other amounts payable to Seller;

                 (vi) cancel or waive any claims or rights of substantial value, or settle or compromise any claim or Proceeding existing on or commenced after the date hereof; or

                 (vii) make any change in any method of accounting or auditing practice.

     5.4   Notification.  Between the date of this Agreement and the Closing
           ------------
Date, the Principals and Seller will promptly notify Buyer in writing if the Principals or Seller becomes aware of any fact or condition that causes or constitutes a Breach of any of representations and warranties of the Principals or Seller as of the date of this Agreement and before Closing, or if the Principals or Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

     5.5   No Negotiation.  Until such time, if ever, as this Agreement is
           --------------
terminated pursuant to Section 9, the Principals and Seller will not, and will not permit any of their Representatives to, directly or indirectly, solicit, initiate, respond to or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets of Seller other than in the Ordinary Course of Business, or any of the capital stock of Seller, or any merger, consolidation, business combination, or similar transaction involving Seller (each, a "Major Transaction"). Notwithstanding the foregoing, Seller shall be permitted to receive unsolicited offers from any Person regarding a proposed Major Transaction provided that (i) neither the Principals, Seller nor any of their respective Representatives shall have, directly or indirectly, solicited, initiated or encouraged such offer, and (ii) Seller shall have notified Buyer in writing of the receipt of such offer promptly, but in any event within two days, after the receipt thereof.

     5.6   Confidentiality.  None of Seller, the Principals nor any
           ---------------
Representative of Seller or the Principals will disclose or use any information obtained in the course of the negotiation of this Agreement, except (i) in connection with the consummation of the Contemplated Transactions; (ii) as required by any Legal Requirement; (iii) as may be necessary to the prosecution or defense of any claim or suit brought to enforce rights under this Agreement; or (iv) to the extent that the same may become public other than through the action of Seller, the Principals or any of their respective Representatives. If the Contemplated Transactions are not consummated and this Agreement terminates, Seller, the Principals and their respective Representatives promptly will return all copies of documents, contracts or records and other properties furnished pursuant to this Agreement.

     5.51  Treatment of Certain Matters and Adjustments.
           --------------------------------------------

           (a) Seller shall discharge on or prior to Closing, and Buyer will acquire the Company Assets free and clear of, all loans, lines of credit, installment and conditional sale agreements, capital leases, financing leases, leases of revenue generating assets (whether capital, finance or operating leases) and other Encumbrances. In lieu of discharging the aforesaid obligations, Buyer and Seller may agree that Buyer will assume certain specific obligations and receive a credit against the Purchase Price in an amount mutually determined to approximate the present value of all future payments under the obligations so assumed.

           (b) Seller shall remain responsible for and shall also discharge, or cause to be discharged, all Taxes related to the Company Assets for the period up to the Closing Date.

     5.8   Seller's Employees.
           ------------------

           (a) Seller shall use reasonable efforts to keep available to Buyer the services of Seller's employees (although nothing herein shall be deemed to require or obligate Buyer to employ or retain any such employees), and to preserve for Buyer the goodwill of customers, clients and all others having business relations with Seller.

           (b) Seller shall make available to Buyer true and complete copies of (i) all of Seller's employee books and records (subject to the prior written consent of the affected employee) as soon as practical after Buyer's reasonable request therefor, and (ii) all of Seller's books and records relevant to any claim or Proceeding against Buyer Threatened by any third party in connection with or arising out of the operation of the Seller's business or the Company Assets as soon as practicable after Buyer's request therefor.

           (c) Seller shall not enter into any union, labor or collective bargaining agreement or contract or employment contract pertaining to or affecting any of the Company Assets or the conduct of business of Seller as presently being conducted, whether or not with a union or other bargaining agent representing employees of Seller or with an employee directly. Seller shall be solely responsible for and shall pay to its employees prior to Closing all accrued salaries, severance pay, vacation pay, sick pay, back pay and other benefits accrued through or owing as of the Closing. Seller shall also remain responsible for and shall discharge on or prior to Closing, all bonuses and other such compensation to its employees or others which may vest or become payable on the sale of or change of ownership or control of the Company Assets, including, without limitation, any such compensation arising out of or triggered by the Contemplated Transactions.

6.   COVENANTS OF BUYER PRIOR TO THE CLOSING DATE

     6.1   Required Consents.  As promptly as practicable after the date of this
           -----------------
Agreement, Buyer will use its good faith effort to make all filings and seek all Consents required by Legal Requirements and obtain all Governmental Authorizations necessary or advisable to consummate the Contemplated Transactions (including, without limitation, those filings, approvals and authorizations necessary or advisable for Buyer's financing of the Contemplated Transactions). Between the date of this Agreement and the Closing Date, Buyer will cooperate with Seller with respect to all filings that Seller is required by Legal Requirements to make in connection with the Contemplated Transactions.

     6.2   Notification.  Between the date of this Agreement and the Closing
           ------------
Date, Buyer will promptly notify Seller in writing if Buyer becomes aware of any fact or condition that causes or constitutes a Breach of any representations and warranties of Buyer as of the date of this Agreement and before Closing, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty by Buyer had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Buyer will promptly notify Seller of the occurrence of any Breach of any covenant of Buyer in this Section 6 or of the occurrence of any event that may make the satisfaction of the conditions in Section 8 impossible or unlikely.

     6.3   Confidentiality.  Neither Buyer nor any Representative of Buyer will
           ---------------
disclose or use any information obtained in the course of the negotiation of this Agreement or otherwise or set forth in any Exhibit or Schedule hereto, except (i) in connection with the consummation of the Contemplated Transactions;
(ii) as required by any Legal Requirement; (iii) as may be necessary to the prosecution or defense of any claim or suit brought to enforce rights under this Agreement; or (iv) to the extent that the same may become public other than through the action of Buyer or any of its Representatives. If Contemplated Transactions are not consummated and this Agreement terminates, Buyer and its Representatives promptly will return all copies of documents, contracts or records and other properties furnished pursuant to this Agreement.

7.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

     Buyer's obligation to purchase the Company Assets, consummate the Contemplated Transactions and to take the other actions required to be taken by Buyer at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

     7.1   Accuracy of Representations.  All of the representations and
           ---------------------------
warranties of the Principals or Seller in this Agreement must have been materially accurate as of the date of this Agreement, and must be materially accurate as of the Closing Date as if made on the Closing Date.

     7.2   Performance.
           -----------

           (a) All of the covenants and obligations that the Principals or Seller are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

           (b)   Each document required to be delivered by Seller pursuant to
Section 2.4 must have been delivered.

     7.3   Governmental Authorizations.  Each of the filings, approvals and
           ---------------------------
authorizations required by any state agency or other Governmental Body in order to consummate the Contemplated

Transactions must have been obtained and must be in full force and effect. All Governmental Authorizations required by Buyer's lender in order to finance the Contemplated Transactions must also have been obtained and be in full force and effect.

     7.4   No Prohibition.  Neither the consummation of, nor the performance of,
           --------------
any of the Contemplated Transactions (or the financing thereof) will, directly or indirectly (with or without notice, or lapse of time, or both), materially contravene or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under any applicable Legal Requirement or Order.

     7.5   Material Adverse Change.  There shall not have occurred any change in
           -----------------------
Seller's financial condition, business, property or prospects, nor shall have there occurred any change in the business condition of Seller's customers or suppliers, nor any change in the regulatory or competitive environment, which in the reasonable judgment of Buyer materially adversely affects Seller, the Company Assets, the business of Seller or the condition (financial or otherwise) of Seller.

In the event that each and every one of these conditions precedent to the obligations of Buyer shall not have been satisfied prior to or at the Closing, then Buyer may (but shall not be obligated to) waive such unsatisfied condition or extend the Closing Date to allow additional time for such condition to be satisfied. Any such waiver or extension shall be without prejudice to any other rights and remedies Buyer may have hereunder or at law or in equity.

8.   CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

     Seller's obligation to sell the Company Assets, consummate the Contemplated Transactions and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

     8.1   Accuracy of Representations.  All of Buyer's representations and
           ---------------------------
warranties in this Agreement must have been materially accurate as of the date of this Agreement and must be materially accurate as of the Closing Date as if made on the Closing Date.

     8.2   Performance.
           -----------

           (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

           (b) Each of the documents required to be delivered by Buyer pursuant to Section 2.4 must have been delivered and the cash payments required to be made by Buyer pursuant to Section 2.4 must have been made.

In the event that each and every one of these conditions precedent to the obligations of Seller shall not have been satisfied prior to or at the Closing, then Seller may (but shall not be obligated to) waive such unsatisfied condition or extend the Closing Date to allow additional time for such condition to be satisfied. Any such waiver or extension shall be without prejudice to any other rights and remedies Seller may have hereunder or at law or in equity.

9.   TERMINATION

     9.1   Termination.
           -----------

           (a)   This Agreement may be terminated:

                 (i) by Buyer, if a material Breach of any provision of this Agreement has been committed by Seller or any of the Principals, and such Breach has not been waived;

                 (ii) by Seller, if a material Breach of any provision of this Agreement has been committed by Buyer, and such Breach has not been waived.

                 (iii) by Buyer, if any of the conditions in Section 7 have not been satisfied on or before September 1, 1997; or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before September 1, 1997;

                 (iv) by Seller: if any of the conditions in Section 8 have not been satisfied on or before September 1, 1997; or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before September 1, 1997; and

                 (v)   by mutual written consent of Buyer and Seller.

           (b) If this Agreement is terminated pursuant to Section 9.1(a), all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 11.3 shall survive and nothing herein shall relieve any party from liability for any Breach hereof.

           (c) The aforesaid right of termination shall be in addition to, and not in lieu of, any other legal or equitable remedy, including specific performance.

10. INDEMNIFICATION; REMEDIES


    10.1  Survival.  All representations, warranties, covenants, and obligations
          --------
in this Agreement, the documents, instruments, agreements and certificates delivered pursuant to Section 2.9(a) and (b), and any other document, instrument, agreement or certificate delivered pursuant to this Agreement (including, without limitation, Buyer's Closing Documents and Seller's Closing Documents), shall survive the Closing for the following periods after the Closing Date:


          (a) The representations and warranties set forth in Sections 3.9,
3.11 and 3.17 shall survive until one day after the expiration of the applicable statute of limitations (including all extensions); and


          (b) All other representations and warranties of Buyer, Seller or the Principals shall survive for a period of fifteen (15) months after the Closing Date.


    10.2  Indemnification and Payment of Damages by Seller and the Principals.
          -------------------------------------------------------------------


          (a) Seller and the Principals will each, jointly and severally (subject to the terms of subparagraph (i) below), indemnify, defend and hold harmless Buyer and its Representatives, stockholders, controlling persons and affiliates (collectively, "Buyer's Indemnified Persons") for, and will pay to Buyer's Indemnified Persons the amount of, any loss, liability, claim, damage, obligation or expense (including, without limitation, costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages"), arising or resulting, directly or indirectly, from or in connection with:


              (i) any Breach of any representation or warranty made by Seller or any of the Principals in this Agreement or any document, instrument, agreement or certificate delivered by Seller or any of the Principals pursuant to this Agreement (including, without limitation, Seller's Closing Documents); provided that the Principals' respective indemnification obligations under this subclause (i) shall be joint and several only until Buyer has recovered $1,000,000 in aggregate Damages and, thereafter, the Principals' respective obligations under this subclause (i) shall be several only;


              (ii) any Breach by Seller or any of the Principals of any covenant or obligation of Seller or any of the Principals in this Agreement or in any Seller's Closing Documents or any other document delivered by Seller or the Principals pursuant to this Agreement;


              (iii) regardless of whether it may also constitute a Breach under
          Section 10.2 (a)(i) or (ii) above, with respect to or arising out of the Retained Liabilities or the operation, management or ownership of the Company Assets on or prior to the Closing Date (whether known or unknown on the Closing Date), but excluding the Assumed Liabilities; and


              (iv) any noncompliance with any bulk transfer or bulk sales laws applicable to the Contemplated Transactions.


          (b) With respect to the aforesaid indemnification obligation, the parties agree as follows:


              (i) The Indemnity Escrow Fund has been established to provide a source of funds to satisfy the aforesaid indemnification obligation, but the liability of Sellers and the Principals for Damages is not limited to the Indemnity Escrow Fund.

              (ii) The aggregate amount of Damages that Buyer may recover from Seller and the Principals with respect to indemnification under Section 10(a)(i) above shall not exceed the aggregate sum of One Million Dollars ($1,000,000.00), provided that the aggregate amount of Damages that Buyer may recover from Seller and the Principals (a) with respect to indemnification under any of Sections 10(a)(ii), (iii) or (iv) above, or (b) in connection with any fraudulent misrepresentation by Seller or the Principals, shall be unlimited.

              (iii) Buyer shall not be entitled to assert any right to indemnification hereunder against Seller or the Principals until Buyer's good faith estimate of all Damages for which Seller and/or the Principals would otherwise be required to indemnify Buyer hereunder exceeds the aggregate amount of $200,000.00, whereupon Seller and the Principals shall thereafter pay to Buyer all further Damages (subject to the limitation described in subpart (ii) above).


    10.3 Indemnification and Payment of Damages by Buyer.  Buyer will
         -----------------------------------------------
indemnify, defend and hold harmless Seller, the Principals and their respective Representatives, stockholders, controlling persons and affiliates (collectively, "Seller's Indemnified Persons") for, and will pay to Seller's Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with:

         (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any document, instrument, agreement or certificate delivered by Buyer pursuant to this

Agreement (including, without limitation, Buyer's Closing Documents);


         (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement; or


         (c) all liabilities and obligations arising out of or relating to events occurring after the Closing Date with respect to the Company Assets.


    10.4 Procedure for Indemnification--Third Party Claims.
         -------------------------------------------------

         (a) Promptly after receipt by an indemnified party under Section 10.2 or 10.3 of notice of the commencement of any Proceeding against it or of notice that such Proceeding has been Threatened against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim or threatened Proceeding, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action or the ability of the indemnifying party to obtain otherwise available insurance proceeds is materially prejudiced by the indemnified party's failure to give such notice.


         (b) If any Proceeding referred to in Section 10.4(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or
(ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (ii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent if notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten (10) business days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.


         (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may materially adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, and following a good faith attempt to consult with the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed).


    10.5 Procedure for Indemnification--Other Claims.  A claim for
         -------------------------------------------
indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.


11. GENERAL PROVISIONS


    11.1 Expenses.  Except as otherwise expressly provided in this Agreement,
         --------
each party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including, without limitation, all fees and expenses of Representatives.


    11.2 No Disclosure.  Prior to Closing, no party or affiliate of a party
         -------------
hereto shall issue or cause publication of any press release or other announcement or public communications with respect to the Contemplated Transactions, including, without limitation, a general announcement to such party's employees, without the prior consent of the other parties hereto, which consent shall not be unreasonably withheld; provided, however, that nothing herein will prohibit any party (or affiliate) from issuing or causing publication of any such press release, announcement or public communication to the extent that such party (or affiliate) reasonably determines such action to be required by any Legal Requirement, any regulatory agency or the rules of any national stock exchange or association applicable to it, in which case the party (or affiliate) making such determination will use reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance or to make any disclosure necessary to obtain any consents required or deemed appropriate by Buyer.


    11.3   INTENTIONALLY OMITTED.


    11.4 Notices.  All notices, consents, waivers, and other communications
         -------
under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by certified or registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):


If to Buyer:

     Ameritel Pay Phones, Inc.
     c/o Talton Holdings, Inc.
     3811 Turtle Creek Boulevard
     Suite 1300
     Dallas, Texas 75219
     Telephone: (214) 528-7247
     Facsimile: (214) 528-9929
     Attention: Todd W. Follmer

With a copy to:

     Weissmann, Wolff, Bergman,
      Coleman & Silverman, LLP
     9665 Wilshire Boulevard
     Suite 900
     Beverly Hills, California 90212
     Telephone: (310) 858-7888
     Facsimile: (310) 550-7191
     Attention: Daniel H. Wolff

and to:

     Stutzman & Bromberg,
     A Professional Corporation
     Suite 2200
     2323 Bryan Street
     Dallas, Texas 75201
     Telephone: (214) 969-4900
     Facsimile: (214) 969-4999
     Attention: Carl C. Christoff

If to Company:

     Correctional Communications Corporation
     7567 Amador Valley Boulevard
     Suite 210
     Dublin, California 94568
     Telephone: (510) 828-1206
     Facsimile: (510) 828-5174

     Attention: John O'Keefe


With a copy to:

     Brobeck Phleger & Harrison LLP
     550 South Hope Street
     Los Angeles, California 90071-2604
     Telephone: (213) 489-4060
     Facsimile: (213) 239-1324
     Attention: V. Joseph Stubbs

    11.5 Jurisdiction: Service of Process.  Any action or proceeding seeking to
         --------------------------------
enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of California, County of Los Angeles, or, if it has or may acquire jurisdiction, in the United States District Court for the Central District of California, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.


    11.6 Further Assurances.  The parties each agree (a) to furnish upon
         ------------------
request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.


    11.7 Waiver.  The rights and remedies of the parties to this Agreement
         ------
are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

    11.8 Entire Agreement and Modification.  This Agreement, along with other
         ---------------------------------
documents, instruments and agreements to be entered into in connection with the Contemplated Transactions, supersede all prior agreements and understandings between the parties with respect to its subject matter, and constitute a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.


    11.9 Assignments, Successors, and No Third-Party Rights.  No party may
         --------------------------------------------------
assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign this Agreement and/or any of its rights under this Agreement to (i) any affiliate of Buyer, or (ii) any bank, financial institution and/or other party providing any loans or financing to Buyer. No such assignment by Buyer shall release Buyer from liability hereunder. Subject to the preceding sentences, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of, the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.


    11.10 Severability.  If any provision of this Agreement is held invalid or
          ------------
unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.


    11.11 Section Headings; Construction.  The headings of Sections in this
          ------------------------------
Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms. The parties, in acknowledgment that all of them have been represented by counsel and that this Agreement has been carefully negotiated, agree that the construction and interpretation of this Agreement and other documents entered into in connection herewith shall not be affected by the identity of the party or parties under whose direction or at whose expense this Agreement and such documents were prepared or drafted.


    11.12 Time of Essence.  With regard to all dates and time periods set forth
          ---------------
or referred to in this Agreement, time is of the essence.


    11.13 Governing Law.  This Agreement, the respective rights, obligations and
          -------------
remedies of the parties hereunder, the interpretation hereof and all disputes, controversies and claims arising out of or related to this Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without reference to its principles of conflicts of laws.


    11.14 Recovery of Costs.  In the event that any Proceeding is brought for
          -----------------
the enforcement of this Agreement, or because of an alleged dispute, breach, default, misrepresentation, termination or invalidity in connection with any provision of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred in such proceeding, in addition to any other relief to which such party may be entitled.


    11.15 Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.



                         AMERITEL PAY PHONES, INC.,
                         a Missouri corporation



                         By: /s/ JOHN R. SUMMERS
                             ------------------------------------
                         Name:   John R. Summers
                         Title:  Vice President


                         CORRECTIONAL COMMUNICATIONS CORPORATION, a California corporation



                         By:  /s/ RICHARD WHITMAN
                              ------------------------------------
                         Name:   Richard Whitman
                         Title:  Chairman of the Board



                         /s/ EDWARD WHITMAN
                         -----------------------------------------
                         EDWARD WHITMAN



                         /s/ RICHARD WHITMAN
                         -----------------------------------------
                         RICHARD WHITMAN



                         /s/ JOHN O'KEEFE
                         -----------------------------------------
                         JOHN O'KEEFE

                            EXHIBITS AND SCHEDULES



Exhibits
--------

Exhibit A   -   Form of Employment Agreement
Exhibit B   -   Form of Non-Competition Agreement
Exhibit C   -   Intellectual Property Assignment
Exhibit D   -   Intentionally Omitted
Exhibit E   -   Indemnity Escrow Agreement
Exhibit F   -   V2000 Escrow Agreement
Exhibit G   -   Consents Escrow Agreement
Exhibit H   -   Seller's Counsel Legal Opinion
Exhibit I   -   Buyer's Counsel Legal Opinion
Exhibit J   -   Assumption Agreement
Exhibit K   -   CLEC Management Agreement
Exhibit L   -   Contracts Management Agreement


Schedules
---------


Schedule 1.1             Contracts & Non-Assumed Schedule 1.1 Contracts
Schedule 2.1             Contracts entered into after closing date
Schedule 2.1(b)          Excluded Assets
Schedule 2.4             Assumed Liabilities
Schedule 2.5             Allocation of Purchase Price
Schedule 2.9(a)          Employees with employment agreements
Schedule 3.1             Seller's additional offices
Schedule 3.2(b)          Filings or approvals
Schedule 3.2             Governmental Authorizations
Schedule 3.6(a)(ii)      Installed Lines
Schedule 3.6(a)(v)       Uninstalled equipment
Schedule 3.6(a)(vi)      Automobiles
Schedule 3.6(a)(vii)     Prepaid obligations
Schedule 3.7             Accounts Receivable
Schedule 3.8             Relationships with Related Persons
Schedule 3.9             Taxes
Schedule 3.10            No Material Adverse Change
Schedule 3.11            Employee Benefits
Schedule 3.12            Governmental Authorizations
Schedule 3.13(a)         Legal Proceedings
Schedule 3.13(b)         Proceedings since 1993
Schedule 3.14            Absence of Certain Changes and Events
Schedule 3.15(a)(1)      Pay Telephone Location Agreements
Schedule 3.15(a)(ii)     Service Agreements
Schedule 3.15(a)(iii)    Real and personal property leases
Schedule 3.15(b)         Consents required
Schedule 3.16            Insurance
Schedule 3.18            Employees
Schedule 3.19            Labor Relations; Compliance
Schedule 3.23            Banks

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